Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Randall E. Black, CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365 fax

April 17, 2014

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 15, 2014 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following three Class 3 directors were elected to serve for three year terms and until their successors are elected and qualified:  Randall E. Black, R. Lowell Coolidge, and Rinaldo A. DePaola.  These three Class 3 directors will serve until the April 2017 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  Robert W. Chappell, E. Gene Kosa, R. Joseph Landy, Roger C. Graham, Jr., Mark L. Dalton, Thomas E. Freeman, and Rudolph J. van der Hiel.

Additionally, shareholders voted to ratify the appointment of S.R. Snodgrass, P.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2014.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens Community Bank, presented the Company’s 2013 financial performance.  Financial highlights included a five year history on earnings per share, efficiency ratio (for First Citizens Community Bank), return on equity, return on assets, cash dividends paid,12/31 stock price history, and total return performance.  The Company’s performance was strong compared to peer institutions.

Mr. Black spoke about (1) the local and national banking economy, (2) the construction of a full-service branch in Mill Hall, PA, (3) new employees, and (4) highlighted services and products offered by our Wealth Management division.